Exhibit 99.1

Contact:

BSQUARE Corporation

Scott Mahan, CFO

(425) 519-5900

investorrelations@bsquare.com

Kendra VanderMeulen Joins BSQUARE Board of Directors

Bellevue, WA — March 14, 2005 — — BSQUARE (Nasdaq: BSQR), a leading provider of smart device solutions, today announced that Kendra VanderMeulen has been appointed to the company’s board of directors, effective immediately. With the addition of Ms. VanderMeulen and the departure of William L. Larson in November of last year, BSQUARE’s board of directors is comprised of seven members.

“Kendra’s wireless and software background, gives her the experience we are looking for to provide BSQUARE with strategic guidance as we execute on our key growth initiatives. Kendra will also join the board’s strategic growth committee, which is chartered to work with management on new growth strategies,” stated Donald Bibeault, chairman of BSQUARE. “With the addition of Kendra, BSQUARE now has a complete board of inside and outside directors focused on delivering continued value to BSQUARE shareholders.”

Kendra VanderMeulen recently served as executive vice president, Mobile at InfoSpace, and is an active board member or advisor to a variety of companies in the wireless Internet arena, including NetMotion Wireless, Kineto Wireless, and Sonim Technologies. Kendra joined AT&T Wireless (formerly McCaw Cellular Communications, now Cingular) in 1994 to lead the formation of the wireless data division. Prior to McCaw, Kendra served as COO and president of the Communications Systems Group of Cincinnati Bell Information Systems (now Convergys). She also held a variety of business and technical management positions at AT&T in the fields of software development, voice processing, and signaling systems. Kendra received a BS degree in mathematics from Marietta College and a MS degree in computer science from Ohio State University. She is the recipient of the 1999 Catherine B. Cleary award as the outstanding woman leader of AT&T.

“Since 1994, BSQUARE has delivered innovative solutions to the smart device market,” said Kendra VenderMeulen. “I look forward to working closely with BSQUARE’s board and management to help architect the company’s strategies for achieving future growth and success.”

Brian Crowley, chief executive officer of BSQUARE, commented, “We believe that the Smart Device market is increasingly being driven by the need to wirelessly connect devices and exchange information. Kendra has an outstanding wireless and technology background and I am excited to work with her as we translate our strategies into solutions for our customers.”

About BSQUARE
BSQUARE is a leader with a proven track record in consulting, engineering, licensing, and training for the smart device market. Since 1994, BSQUARE has provided device makers with solutions for designing, developing, and testing innovative products quickly and cost effectively. As one of Microsoft’s largest value-added partners worldwide, BSQUARE has unparalleled expertise in Windows Embedded and Windows Mobile software. Current BSQUARE customers include AMD, Casio, Motorola, NEC, Samsung, Sharp, and Texas Instruments.